Exhibit 99.3

January 27, 2015

Team Lattice,

It is with great pride and excitement that I am able to share some very important news. Earlier today, Lattice announced our intention to acquire Silicon Image, one of the leading providers of wired and wireless ASSP connectively solutions.

Based on our efforts, Lattice has become one of the premier providers of programmable solutions, which in and of itself is a tremendous accomplishment. But as many of you know, we are committed to becoming much more.

While our internal growth has been strong, in order to become an even bigger player in the semiconductor industry, we must achieve more scale. And one way to do this is through acquisitions.

You’ll recall that back in 2011 we successfully acquired Silicon Blue. While Silicon Blue was much smaller in terms of size compared to Silicon Image, I think we can all agree that the transition and integration of Silicon Blue into Lattice went well.

We expect the integration of Silicon Image into Lattice to follow a similar path although we will need deliberate dedicated focus to smoothly transition the two companies into one.

Naturally, many of you will have questions, so allow me to address two of the major themes:(1) who is Silicon Image and why we’re acquiring them; and (2) how will the acquisition affect the employees of Lattice Semiconductor?

Who is Silicon Image and Why Lattice is Acquiring Them

Our reason for acquiring Silicon Image is that it gives us critical scale much faster than we could build organically, while at the same time expands our product reach to include ASSP connectivity solutions. Not only are ASSPs highly complementary to FPGAs developed by Lattice, they address a different customer need at a different point in the product cycle. In addition, Silicon Image has been at the center of establishing major industry standards including HDMI, MHL and DVI. As standards evolve in lock-step with the evolution of technology and applications, this places Silicon Image in an enviable position — at the head of the table with customers.

As a result of this acquisition, Lattice will become even more strategically relevant to customers cross the entire product lifecycle. Similar to a relay race run by a team of four runners, the new Lattice will boast a formidable team – starting with Product Innovators (Silicon Image), handing off to the Early Adopters / Majority (Lattice), next handing off to the Late Majority (Lattice and Silicon Image), and finally handing off to Maturity (Silicon Image) to take the product across the finish line.

Notably, this combination is first-of-its-kind, and is unique to the semiconductor industry. Never before has a single company been able to address the innovator, early-adopter market via FPGAs and capture mainstream revenue opportunities through ASSPs.

We like the new model and think there are additional upside opportunities to create long-term value for Lattice and our employees.

How will the acquisition affect you

As we have just announced the proposed acquisition, a lot of work remains before we can complete this transaction. Out of the gate, employees will notice few, if any changes. Your job description, title and day-to-day responsibilities will remain the same. As we move closer to completing the transaction, which we expect will occur in Q1, we will have a much better understanding and concrete plans on how best to integrate Silicon Image into Lattice.

While today we don’t have all of the answers, as always my personal commitment to you is to be consistent and transparent with all communications. As our integration plans are developed, we will communicate these to you in a timely and comprehensive manner. In the meantime, please feel free to speak with your direct supervisor if you have further questions.

I want to thank each of you for your hard work and dedication to our mutual success. Completing the acquisition of Silicon Image will be an important milestone for the Company – an accomplishment that would not be possible were it not for you.

Best,

Darin

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. No tender offer for the shares of Silicon Image, Inc. has commenced at this time. In connection with the proposed transaction, Lattice Semiconductor may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Silicon Image. INVESTORS AND SECURITY HOLDERS OF SILICON IMAGE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Lattice Semiconductor through the Web site maintained by the SEC at http://www.sec.gov or through Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

Forward Looking Statements Notice

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Words or phrases such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may,” “will,” “should,” “continue,” “ongoing,” “future,” “potential” and similar words or phrases identify forward-looking statements. The forward-looking statements in this document address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the merger. Forward-looking statements involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from the forward-looking statements: the risk that the transaction will not close when expected or at all; the risk that the operations of the two companies will not be integrated successfully; the failure to achieve the anticipated benefits and synergies of the transaction; the risk that Lattice or Silicon Image’s business will be adversely impacted during the pendency of the transaction; costs associated with the transaction; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of the control of Lattice and Silicon Image. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Lattice and Silicon Image’s overall business, including those more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 28, 2013, and Lattice’s quarterly reports filed on Form 10-Q for the 2014 fiscal year, and those more fully described in Silicon Image’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2013, and its quarterly reports filed on Form 10-Q for the 2014 fiscal year.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.